Exhibit E.1

Lima, April 6, 2005

The Republic of Peru

Ministry of Economy and Finance

Jr. Junin, 319 - Lima 1

Peru

Ladies and Gentlemen:

We have acted as legal counsel to the Ministry of Economy and Finance of the Republic of Peru (the “Republic”) in connection with the Republic’s offering pursuant to a registration statement (No. 333-122052), as amended (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), of US$400,000,000 aggregate principal amount of the Republic’s 8.750% U.S. Dollar-Denominated Global Bonds due 2033 (the “Bonds”), as a further issuance of the 8.750% U.S. Dollar-Denominated Global Bonds due 2033 originally issued on November 21, 2003.

In arriving at the opinion expressed below, we have reviewed the following:

i)	the Registration Statement and the related prospectus included in the Registration Statement, as supplemented by the prospectus supplement, dated January 27, 2005, as first filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act;

ii)	the Fiscal Agency Agreement, dated as of February 6, 2003, as amended by Amendment No. 1 thereto, dated as of November 21, 2003 and Amendment No. 2 thereto, dated as of October 14, 2004 (as amended, the “Fiscal Agency Agreement”) between the Republic and JPMorgan Chase Bank, National Association, as fiscal agent;

iii)	a copy of the Bonds in global form, as executed by the Republic;

iv)	all relevant provisions of the Political Constitution of the Republic of Peru of 1993, in particular Article 75, and all relevant laws, decrees and acts of the Republic under which the issuance of the Bonds has been authorized, included but not limited to the following (translations of which are attached hereto):

1.	Annual Indebtedness Law of the Public Sector for the Fiscal Year 2005, Law No. 28423;

2.	Supreme Decree No. 015-2005-EF of the President of the Republic, in force as of January 27, 2005;

3.	Ministerial Resolution No. 027-2005-EF/75 of the Ministry of Economy and Finance of the Republic, in force as of January 27, 2005;

4.	Ministerial Resolution No. 029-2005-EF/75 of the Ministry of Economy and Finance of the Republic, in force as of January 27, 2005;

5.	Ministerial Resolution No. 030-2005-EF/75 of the Ministry of Economy and Finance of the Republic, in force as of January 27, 2005; and,

v)	all such other documents, instruments and rules as we have deemed to be necessary as a basis for the opinion hereinafter expressed.

In this opinion letter we refer to the documents referred to in paragraphs (i), (ii) and (iii) above as the “Agreements”.

In considering the documents listed above, we have assumed (1) the genuineness of all signatures thereto, and the authenticity of all documents sent to us as originals and the conformity with authentic original documents of all documents submitted to us as copies; (2) the power and authority of all parties other than the Republic to enter into, execute and deliver the Agreements; and (3) that all of the parties to the Agreements other than the Republic are duly organized and validly existing.

It is our opinion that under and with respect to the present laws of the Republic, the Bonds have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Fiscal Agency Agreement, constitute valid and legally binding obligations of the Republic in accordance with their terms.

We hereby consent to the filing of this opinion as an exhibit to the Republic’s Post-Effective Amendment No. 1 to the Registration Statement and to the use of the name of Estudio Rubio, Leguía, Normand y Asociados, under the caption “Validity of the Bonds” in the Prospectus. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

We are Attorneys-at-Law in the Republic and we do not express or imply any opinion with respect to laws of any country or jurisdiction other than the Republic.

Very truly yours,

ESTUDIO RUBIO, LEGUÍA, NORMAND Y ASOCIADOS

/S/ JUAN GARCÍA MONTÚFAR	/S/ RAFAEL PUIGGROS
Juan García Montúfar	Rafael Puiggros

29860-6863/05

Lima, Tuesday, December 21, 2004

GOVERNMENT LEGISLATION

OFFICIAL GAZETTE EL PERUANO

THE CONGRESS OF THE REPUBLIC

LAW No. 28423

THE PRESIDENT OF THE REPUBLIC

WHEREAS:

The Congress of the Republic

has passed the following Law:

THE CONGRESS OF THE REPUBLIC;

Has passed the following Law:

PUBLIC SECTOR INDEBTEDNESS LAW

FOR 2005 FISCAL YEAR

Article 1: Purpose of the Law

1.1.	This Law shall determine the maximum amounts, conditions and requirements for foreign and domestic indebtedness operations, for periods exceeding one year, which the National Government may agree or guarantee for the public sector during 2005; it also regulate the public debt renegotiation operations.

1.2.	This Law shall also regulate contributions, subscription of shares, transfers and other payments to international financial organisms to which Peru belongs.

1.3.

For the purposes of this Law, foreign indebtedness operation shall be any financing which is subject to reimbursement, including guarantees and allocations of credit lines, contracted for the execution of investment projects, purchase of goods and services, the rendering of services, and in support of the balance of payments, over terms exceeding one year, agreed with natural or artificial persons not domiciled in the country.

1.4.	For the purposes of this Law, domestic indebtedness operation shall be any financing which is subject to reimbursement, including guarantees and allocations of credit lines, contracted for the execution of investment projects, purchase of goods and services, the rendering of services, and in support of the balance of payments, over terms exceeding one year, agreed with natural or artificial persons domiciled in the country.

1.5.	For the purposes of this Law, references made to indebtedness will imply foreign indebtedness or domestic indebtedness, under the terms established in the foregoing paragraphs.

TITLE I

GENERAL PROVISIONS

Article 2: Foreign indebtedness operations agreement process

2.1	The procedures for foreign indebtedness operations may only be initiated with the prior approval of the Council of Ministers when proposed by the Ministry for the Economy and Finance.

2.2	Entities of public sector are prohibited from applying to credit organisms or entities for the granting of foreign indebtedness operations. The Ministry for the Economy and Finance is the only entity authorized to assess and propose foreign indebtedness operations, and carry out the negotiating referred to in the previous paragraph.

Article 3: Approval and change to indebtedness operations

3.1	The indebtedness operations included in this Law shall be approved by supreme decree with the favorable vote of the Council of Ministers and countersigned by the Minister for the Economy and Finance and the Minister of the corresponding sector.

3.2	Changes in indebtedness operations authorized hereunder and under previous indebtedness laws shall be approved by supreme decree with the favorable vote of the Council of Ministers, and countersigned by the Minister for the Economy and Finance and the Minister of the corresponding sector.

3.3	Any changes concerning the utilization period, reallocation or recomposition of expenditures or change of entity or body responsible for the execution of the project, whose procedures are not contemplated in the corresponding loan contracts, shall be approved by Supreme Decree, countersigned by the Minister for the Economy and Finance and the Minister of the corresponding sector.

3.4	Approvals or amendments of public investment projects financed with indebtedness shall require the statement of viability or verification thereof, as appropriate, pursuant to Law No. 27293 - National Public Investment System Law and the supplementary provisions or regulations.

Article 4: Approval of credit lines

4.1	Any credit lines agreed to or guaranteed by the National Government during the 2005 fiscal year shall be approved by Supreme Decree with the favorable vote of the Council of Ministers and countersigned by the Minister for the Economy and Finance.

4.2	The Ministry for the Economy and Finance shall assign resources from the credit lines after compliance with the requirements set forth in Article 7 hereof.

4.3	The utilization of a credit line regulating, totally or partially, the purchase of goods and services from the country or countries granting such credit line, shall be subject to prior international public selection processes for finance suppliers, in order to verify the convenience of such utilization and obtain the most competitive conditions for the Peruvian State.

Article 5: Financial conditions for indebtedness operations

The Ministry for the Economy and Finance shall ensure that any Indebtedness obtained under this Law shall as a priority be concessional, within available financing alternatives.

Article 6: State’s Financial Agent and loan agreements negotiations

6.1	The Ministry for the Economy and Finance through the National Directorate for Public Indebtedness shall act as the State’s single financial agent in any indebtedness operation agreed to or guaranteed by the National Government.

6.2	The Ministry for the Economy and Finance may authorize the undertaking of specific financial duties by other State entities through a ministerial resolution by the Ministry for the Economy and Finance, after the favorable opinion of the National Directorate for Public Indebtedness.

6.3	Loan agreement negotiations related to Indebtedness transactions agreed to or guaranteed by the National Government, shall be carried out by the State’s financial agent. Those who have had or had any contractual relationship, of any kind, with the financial entities with which the respective contracts are negotiated may not participate in the negotiation process. This impediment shall apply for a year after the completion of the contractual relationship.

Article 7: Requirement for approval of indebtedness operations agreed to or guaranteed by the National Government

Indebtedness operations agreed to or guaranteed by the National Government must be previously approved with the following requirements:

a)	An application by the Head of the Sector to which the entity or body responsible for the implementation of the project belongs together with the favorable technical and economic report.

With respect to Indebtedness operations of Regional Governments or Local Governments, in the first case, there must be an application by the President of the Regional Government accompanied by the meeting minutes recording approval by the Regional Council and, in the second case, the application by the Mayor, accompanied by the meeting minutes recording the approval of the Municipal Council. In each case, the application must also be accompanied by the favorable opinion of the officer in charge of the sector involved in the project, where required, and a favorable technical and economic report which must include an analysis of the payment capacity of the corresponding entity to pay the debt service of the indebtedness operation involved.

b)	Statement of viability under the Law No. 27293, National Public Investment System Law, regulatory and supplementary rules, for those Indebtedness operations financing public investment projects.

With respect to indebtedness operations not for financing public investments, the above paragraph does not apply.

c)	Draft Loan Agreement.

The head of the sector to which belongs the entity or organization responsible for the implementation of the project shall be in charge of ensuring compliance with requirements set forth in subsections a) and b) of this article.

Article 8: Additional requirements for indebtedness operations other than for financing of public investment projects and support to the balance of payments

Any indebtedness operations requiring the backing or guarantee of the National Government, whose purpose is not either the financing of public investment projects nor support of the balance of payments should receive prior approval, in addition to the provisions set forth in subsections a) and c) of article 7 hereof, with the following requirements:

1.	Technical study showing, in a quantitative manner, that social benefits deriving from the utilization of resources from the indebtedness operation, exceeds the total cost of intervention associated with such operation.

2.	Favorable technical report by the National Directorate for Public Indebtedness of the Ministry for the Economy and Finance, supporting the favorable conditions of the indebtedness operation.

3.	Favorable technical report by the General Directorate for Public Sector Mutiannual Programming of the Ministry for the Economy and Finance, approving the technical study referred to in subsection 1 of this article.

Article 9: Requirements for calling public tenders with financing

9.1	Entities which must call public tenders for the implementation of a project involving indebtedness must previously obtain a ministerial resolution from the Ministry for the Economy and Finance approving the financial conditions to be considered in the said public tenders.

9.2	For the issuing of the ministerial resolution referred to in the previous paragraph, is required an application by the head of the sector to which the entity or body responsible for the implementation of the project belongs together with the statement of viability, under the Law No. 27293 - National Public Investment System Law, regulatory and supplementary rules thereof, when applicable, and the favorable technical and economic report.

9.3	In bids by Regional Governments and Local Governments, in the first case, there must be an application by the President of the Regional Government accompanied by the meeting minutes recording approval by the Regional Council and in the second case, the application by the Mayor accompanied by the meeting minutes recording the approval of the Municipal Council. In each case, the application must also be accompanied by the statement of viability, under the Law No.27293- National Public Investment System Law, regulatory and supplementary rules thereof, and the favorable technical and economic report by the officer in charge of the sector connected with the project when appropriate.

Article 10: Reconciliation and disbursement information

10.1	The entity or body responsible for the implementation of the project shall report any disbursements to the National Directorate for Public Indebtedness within eight (8) business days following the date of receipt of disbursement notice from the corresponding creditor.

10.2	Entities or bodies administrating indebtedness operations shall be obliged to reconciliate each half-year with the National Directorate for Public Indebtedness of the Ministry for the Economy and Finance, any disbursements received as of June 30, and December 31 of the 2005 fiscal year, proceeding from such operations.

10.3	The above-mentioned reconciliations must be effected at the latest on July 31 of the 2005 fiscal year, and January 31 of the 2006 fiscal year, under the responsibility of the head of the entity or corresponding body.

Article 11: Quarterly information regarding amounts owed

All Public Sector entities having undertaken indebtedness operations, including those not having the National Government guarantee, must report to the National Directorate for Public Indebtedness of the Ministry for the Economy and Finance, the balances owed at the close of each calendar quarter, within fifteen (15) business days subsequent thereto, under the responsibility of the head of the entity or corresponding body.

Article 12: Payment of Debt Service

For the payment of debt service regarding indebtedness operations:

1.	Corresponding to the National Government, shall be made by the National Directorate for Public Indebtedness of the Ministry for the Economy and Finance, and for this purpose, the entities being financed with resources other than ordinary resources must transfer to the National Directorate for Public Indebtedness of the Ministry for the Economy and Finance the financial resources to provide such service, pursuant to the terms of the corresponding loan agreements and/or the transfer of resources contracts, in due case.

2.	Entities which do not belong to the National Government and coordinate indebtedness operations with its guarantee, shall be obliged to pay directly the service of such operations, under the responsibility of their board or equivalent body, Regional Council or Municipal Council, as the case may be, pursuant to the terms of the loan agreements and regulations in force. Likewise, they must submit to the National Directorate for Public Indebtedness of the Ministry for the Economy and Finance, any information regarding the payment of the service made within a period of eight (8) business days following the execution thereof.

Article 13: Expenditure

The highest authority of the sector, the entity and body charged with the implementation of the project are responsible for the resources from the loan being used solely and exclusively for the purposes established in the corresponding contracts and regulations.

Article 14: Fee

The Ministry for the Economy and Finance is hereby authorized to charge an annual fee, in the case of entities paying with their own funds the service of debt resulting from indebtedness transactions, subject matter of a resource transfer agreement or a counterguaranty agreement, where appropriate. Such commission shall be equal to 0.1% on the total of the balance owed from the corresponding operation.

Article 15: Public Debt Renegotiation

15.1	Public debt renegotiation operations including operations for refinancing, restructuring, debt conversion, exchange or conversion, prepayments not included in the contract or agreement of the corresponding operation, debt repurchase and other operations implying changes to the public debt service profile, shall be approved by supreme decree with the approving vote of the Council of Ministers, countersigned by the Minister for the Economy and Finance. The public debt renegotiation operations shall not be subject to the indebtedness limits established by this Law.

15.2	The corresponding information must be submitted to the Congress of the Republic Budget and General Accounts Commission of the Republic within a period of forty-five (45) business days following the execution of each obligation.

Article 16: Custody of Documentation

Custody of the originals of indebtedness operations contracts agreed to or guaranteed by the National Government and the renegotiation of the public debt shall be the responsibility of the National Directorate for Public Indebtedness of the Ministry for the Economy and Finance.

Article 17: Risk coverage operations

17.1	The National Directorate for Public Indebtedness of the Ministry for the Economy and Finance is hereby authorized to enter into risk coverage operations, including those relating to the exchange rate and the interest rate for the National Government Debt. Risk coverage operations shall be approved by a Ministerial Resolution from the Ministry for the Economy and Finance.

17.2	Framework agreements for operations involving risk hedging and guaranties for any transactions so requiring, shall be approved by supreme decree with the approving vote of the Council of Ministers, countersigned by the Minister for the Economy and Finance.

17.3	The corresponding information shall be sent to the Congress of the Republic Budget and General Accounts Commission of the Republic within forty-five (45) business days following the execution of each operation.

Article 18: Contributions, etc., to international financial organisms

The Ministry for the Economy and Finance, through the National Directorate for Public Indebtedness, makes contributions, subscription of shares, transfers and other payments to international financial organisms to which Peru belongs.

Article 19: Prior Report by the General Comptroller’s Office

The prior report of the General Comptroller’s Office of the Republic cited in paragraph 1 of Article 22 of Law No. 27785 - the Organic Law for the National Control System and General Accounts of the Republic, shall be issued within five (5) business days following the receipt of the file by such control body, under the responsibility of the officer in charge.

TITLE II

MAXIMUM AUTHORIZED AMOUNTS OF

FOREIGN AND DOMESTIC INDEBTEDNESS

Article 20: Maximum Indebtedness Amount

20.1	The National Government is hereby authorized to agree or guarantee foreign Indebtedness operations for up to an amount equivalent to US$2,650,000,000.00 (TWO THOUSAND SIX HUNDRED AND FIFTY MILLION AMERICAN DOLLARS ONLY) for:

a)	Economic and social sectors up to US$ 820,000,000.00

b)	National Defense and Internal Order up to US$ 30,000.000.00

c)	Support to Balance of Payments up to US$ 1,800,000.000.00

When the financial conditions are favorable to the Republic, the Ministry for the Economy and Finance may agree to debt operations for amounts in excess of the sum mentioned in subsection c) of this article. Indebtedness operations for amounts above the amount set forth in subsection c) of this article should be considered as part of the 2006 Fiscal Year Indebtedness set forth in the Multi-annual Macroeconomic Framework as free availability financing.

20.2	The National Government is hereby authorized to agree or guarantee domestic indebtedness operations for up to an amount not exceeding S/.3,866,145,000.00 (THREE THOUSAND EIGHT HUNDRED AND SIXTY-SIX MILLION ONE HUNDRED AND FORTY-FIVE NEW SOLS) which includes the issue of bonds for up to S/.3,766,145,000.00 (THREE THOUSAND SEVEN HUNDRED AND SIXTY-SIX MILLION ONE HUNDRED AND FORTY-FIVE NEW SOLS).

20.3	The Ministry for the Economy and Finance may reconfigure the limits established for indebtedness operations set forth in subsection c) of number 20.1 and the number 20.2 of this article.

SUPPLEMENTARY PROVISIONS

TEMPORARY PROVISIONS

ONE: The Ministry for the Economy and Finance, through the National Directorate for Public Indebtedness, is hereby authorized to execute with private sector companies the rescheduling of debt agreements from the guarantee of the Republic or a state company, included in the agreements made by the Peruvian Government with foreign creditors and which have not been deposited pursuant to Supreme Decree No. 175-83-EFC, published on May 15, 1983, and Supreme Decree No. 260-86-EF, published on August 8, 1986.

The said rescheduling agreements shall be approved by supreme decree countersigned by the Minister for the Economy and Finance, submitting a report to the Congress of the Republic within forty-five (45) business days following the signing of the agreement.

TWO: The assumption of indebtedness by state companies subject to the promotion process of private investment, pursuant to Legislative Decree No. 674, their amendments and other regulating norms, are approved under the proposal of the Private Investment Promotion Agency -PROINVERSION- previous the favorable report by the National Directorate for Public Indebtedness and the Juridical Advice Office of the Ministry for the Economy and Finance, the National Financing Fund of State Business Activity – FONAFE, and the General Comptroller’s Office of the Republic pursuant to Law No. 27785, by supreme decree countersigned by the Ministry for the Economy and Finance.

THREE: As from the effective date of this Law, the Ministry for the Economy and Finance shall be joint and severally responsible for the balance of the tax debt assumed by supreme decree, which has not been paid to that date, including the respective interest.

In addition, the Ministry for the Economy and Finance shall be joint and severally responsible for the tax debts assumed as from the effective date of this Law. Such responsibility will be in place as from the date when the debts are assumed, as long as they are in effect, up to the corresponding amount, in accordance with the respective supreme decree.

Under the above assumptions, payment shall be carried out pursuant to the budget allocations made for each fiscal year, notwithstanding the application of Article 33 of the Tax Code.

FOUR: It is stated that the resolution by the Private Investment Promotion Agency (PROINVERSION) which orders the application of the consolidation as a means of extinguishing the tax debts of companies included or transferred in the privatization processes, adopted under the Ninth Final Provision of Legislative Decree No. 674 and modifying regulations extinguish the tax debt established in such agreement without the requirements and conditions set forth in Article 42 of the Tax Code being exacted.

For the effects of the provisions set forth in the previous paragraph, extinguishment occurs on the date of the reconciliation of the tax debts effected by the Ministry for the Economy and Finance and the appropriate tax authorities, including interests, charges and fines relating thereto, generated between the date of the agreement and that of the reconciliation.

The extinguishment of the tax debts determined after the purchase and sale contracts from the privatization processes referred to by Legislative Decree No. 674 and modifying regulations shall be stated, provided that in such contracts it has been agreed that the State will assume the results of contingencies for debts to the tax authorities, assessed or to be assessed, corresponding to tax obligations generated up to the closure date of the respective private investment promotion processes. For such effect, closure date shall be considered that indicated by the Private Investment Promotion Agency (PROINVERSION).

The extinguishment of costs and expenses in which the tax authorities have incurred with respect to the compulsory collection procedures linked with the tax debts set forth in the resolutions adopted by the Private Investment Promotion Agency (PROINVERSION), pursuant to the Ninth Final Provision of Legislative Decree No. 674, including the resolutions referred to in the first paragraph herein, as well as the costs and expenses incurred in the compulsory collection procedures for the debt referred to in the previous paragraph, shall be stated.

FIVE: The Ministry for the Economy and Finance is hereby empowered to apply the Ninth Final Provision of Legislative Decree 674 and modifying regulations, with respect to the debt of public corporations under liquidation, excluded from the process for the private investment promotion process which may have been assumed by the State. By resolution from the Ministry for the Economy and Finance the corresponding procedure shall be established, as well as the debt extinguishment date, among other matters.

The extinguishment of the tax debt of public corporations under liquidation, excluded from the process for the private investment promotion process, referred to in the previous paragraph, including interests, charges and fines, as well as costs and expenses deriving from the compulsory collection procedures linked to the debt subject matter of the extinguishment, shall be stated.

It is hereby prescribed that the extinction of the tax debt referred to in this provision is produced without the requirements and conditions set forth in Article 42 of the Tax Code being enforced.

SIX: Of application are the provisions set forth in Article 33 of Supreme Decree No. 070-92-PCM, published on July 17, 1992, which has been amended by Article 1 of Supreme Decree No. 033-93-PCM, published on May 15, 1993, in the sense that expenses attributable, directly or indirectly to the private investment promotion process, include obligations assumed by the State in order to rehabilitate privatized companies.

Likewise, the provisions set forth in the previous paragraph shall apply in the case of concession processes effected within the framework of the Sole Ordered Text for Regulations ranking as Law and regulating the granting of concessions to the private sector of public infrastructure works and public services, approved by Supreme Decree No. 059-96-PCM, published on December 27, 1996.

SEVEN: During the effect period of this Law, the use of resources originating in the process regulated by Legislative Decree No. 674 and its amendments corresponding to the Public Treasury pursuant to Law No. 27783, Law of Decentralization Bases shall be extended, so that they may also be used by the Ministry for the Economy and Finance for the payment of foreign public debt obligations.

EIGHT: The Ministry for the Economy and Finance is hereby empowered to carry out operations for the conversion of foreign indebtedness into donations, in support of social sectors, environmental protection and relief of extreme poverty situations, as well as operations for the foreign indebtedness conversion into investment. Bilateral frameworks applicable to these operations, as well as the foreign debt conversion operations into donation or investment, not susceptible to be considered within the referred frameworks, shall be approved by supreme decree, countersigned by the Minister for the Economy and Finance.

The Ministry for the Economy ad Finance, within a term of forty-five (45) business days following the signing of each operation, shall submit a report on those operations to the Congress of the Republic Budget and General Accounts Commission of the Republic.

NINE: Any indebtedness operations arranged by public entities without the National Government guarantee shall be authorized by supreme resolution, countersigned by the Minister for the Economy and Finance and the Minister of the corresponding sector, after the express agreement of their respective board of directors or equivalent bodies.

Indebtedness operations referred to in the previous paragraph whose object is to finance the implementation of public investment projects, shall require the statement of viability referred to in Article 7 hereof, as a prior requisite for indebtedness authorization.

TEN: Foreign indebtedness operations, including the issue of bonds and asset securitization carried out by the Regional Governments and Local Governments, may only be agreed with the backing or guarantee of the National Government, thus such operations are regulated by the provisions hereof, and also by the provisions of Law No. 27783 - Law of Decentralization Bases, Law No. 27867 – Organic Law for Regional Governments, and Law No. 27972 – Organic Law for Municipalities, as applicable.

The National Government prior to the granting of a warranty or guarantee shall verify the following:

a)	The annual relationship between total debt stock and current income of Regional Governments and Local Governments does not exceed one hundred percent (100%).

b)	The relationship between annual debt service (amortization and interest) and current income from the Regional Governments and Local Governments be lower than twenty-five percent (25%).

c)	The primary average result from the last three (3) years of each of the Local Governments is not negative, and in the case of the Regional Governments that the primary result of the last year is not negative.

Domestic indebtedness operations from the Regional Governments and Local Governments without the National Government guarantee shall be governed by the provisions set forth in the relevant specific regulations. Any operations which it is wished to perform with the backing or guarantee by the National Government are also regulated by the provisions set forth herein.

Any contracts entered into by Regional Governments and Local Governments regarding domestic indebtedness operations shall expressly state that they are not backed by any warranty or guarantee from the National Government, if applicable.

ELEVEN: The domestic indebtedness of the Local Governments and Regional Governments, directly or indirectly accomplished through bonds, must observe the guidelines issued to that effect by the National Directorate for Public Indebtedness of the Ministry for the Economy and Finance.

TWELVE: Regional Governments and Local Governments pursuing indebtedness operations, whether direct or guaranteed, in an amount exceeding FIVE MILLION AMERICAN DOLLARS ONLY (US$5,000,000.00), should have a favorable credit rating issued by a risk rating agency.

THIRTEEN: The National Government is hereby authorized to guarantee indebtedness operations to finance Regional Governments and Local Governments investments for public infrastructure projects, which as a whole, shall not exceed TWO HUNDRED MILLION AMERICAN DOLLARS ONLY (US$200,000,000.00) out of the amount approved in subsection a) of Article 20 hereof for which the requirements set forth in this Law shall be complied with.

FOURTEEN: Granting of guarantees by the National Government must be done making sure that the entity beneficiary of such a guarantee, grants or pledges the necessary counter guaranties. The characteristics and amount of such counter guaranties will be established by the National Directorate for Public Indebtedness, based on the terms of the main obligation. The pledging of counter guaranties will be formalized by the signing of the respective agreements between the National Directorate for Public Indebtedness and the beneficiary entity.

FIFTEEN: In order to hire specialized financial or legal services directly or indirectly related to the purpose of this Law, the Ministry for the Economy and Finance is hereby exempted from the provisions set forth in the Single Ordered Text of the Government Purchasing and Contracting Law, approved by Supreme Decree 012-2001-PCM, published on February 13, 2001, and the Regulations thereof, approved by Supreme Decree 013-2001-PCM, published on February 13, 2001, and amended by Supreme Decree No. 079-2001-PCM, published on July 3, 2001, authorizing it to directly hire such services, through the National Directorate for Public Indebtedness.

Within forty-five (45) business days following the date when such contracts were entered into, the Ministry for the Economy and Finance must submit the corresponding information to the Republic Budget and General Accounts Commission of Congress of the Republic, and the General Comptroller’s Office of the Republic, under the responsibility of the Minister of the sector.

SIXTEEN: Foreign credit disbursement operations which pursuant to the respective agreements are to cover or reimburse expenses paid with ordinary resources prior to the first disbursement of the loan, shall be deposited in the Main Account of the Public Treasury within twenty-four (24) hours of receipt of notification with respect to its accreditation in the accounts of the corresponding entity or organism responsible for the implementation of the project, under the responsibility of the highest authority of such entity or organism and/or the General Director of Administration or the person acting is his place.

SEVENTEEN: The Ministry for the Economy and Finance is hereby authorized, through the National Directorate for Public Indebtedness, to pledge guaranties or to hire national or international financial entities, in order to fulfill requirements deriving from the processes aimed at the promotion of private investments and concessions, to which effect it is exempted from the Single Ordered Text of the Government Purchasing and Contracting Law, approved by Supreme Decree 012-2001-PCM, published on February 13, 2001, and the Regulations thereof, approved by Supreme Decree 013-2001-PCM, published on February 13, 2001, and amended by Supreme Decree No. 079-2001-PCM, published on July 3, 2001, being authorized to directly contract such guarantees, through the National Directorate for Public Indebtedness.

These operations do not affect the indebtedness limits authorized by this Law and shall be approved by supreme decree countersigned by the Minister for the Economy and Finance.

EIGHTEEN: Let Article 16 of the Single Ordered Text of Law No.27806, amended by Law No. 27927 – Law of Transparence and Access to Public Information, approved by Supreme Decree No. 043-2003-PCM, its extensions and amendments and substitutes, include the following text:

“d)	Agreements relating to financial and legal advice to perform indebtedness operations or administration of National Government debt; which, if divulged, would act to the detriment or alter the financial markets, shall be made public once the said operations have been consummated”.

NINETEEN: The Ministry for the Economy and Finance is hereby authorized to pay, through the General Administration Office: (i) risk rating agencies, and (ii) foreign attorneys’ firms, for professional fees for services rendered in favor of the Republic of Peru, until such time as this Law comes into force.

TWENTY: State universities, with the support or guarantee of the National Government and charged to the source of financing resources directly received, may agree to and carry out debt operations for the execution of investment projects and the acquisition of investigation and teaching equipment. Such debt operations must be subject to the procedures and rules set forth in the Public Sector Annual Laws, the National Public Investment System Law, the limits set forth in the Fiscal Responsibility and Transparence Law and other applicable regulations.

TWENTY-ONE: The National Directorate for Public Credit will report to the Congress of the Republic Budget and General Accounts Commission of the Republic, any progress made to this effect, on a semi-annual basis.

FINAL PROVISIONS

ONE: The Ministry for the Economy and Finance through the National Directorate for Public Indebtedness shall enact regulatory provisions for the application hereof.

SECOND: This law shall enter into effect on January 1, 2005.

Notify the President of the Republic for its promulgation.

In Lima on the twenty-sixth day of the month of November, year two thousand and four.

ANTERO FLORES-ARAOZ E.

President of the Congress of the Republic

JUDITH DE LA MATA FERNÁNDEZ

Second Vice President of the Congress of the Republic

THE CONSTITUTIONAL PRESIDENT OF THE REPUBLIC

NOW THEREFORE:

I order its publication and execution.

Given in the Government House in Lima on the eighteenth day of the month of December, year two thousand and four.

ALEJANDRO TOLEDO

Constitutional President of the Republic

CARLOS FERRERO

President of the Council of Ministers

23144

29793-6847/05

EL PERUANO OFFICIAL GAZETTE

Page 285522

Lima, Thursday, January 27, 2005.

FOREIGN INDEBTEDNESS OPERATION

THROUGH SOVEREIGN BONDS APPROVED

SUPREME DECREE

No. 015-2005-EF

THE PRESIDENT OF THE REPUBLIC

WHEREAS:

Pursuant to Article 20.1 of Law No. 28423, Public Sector Indebtedness Law for the Fiscal Year 2003, the National Government is authorized to agree with or guarantee foreign indebtedness operations for up to an amount equivalent to US$ 2,650,000,000.00 (TWO THOUSAND SIX HUNDRED AND FIFTY MILLION AMERICAN DOLLARS ONLY), of which up to US$1,800,000,000.00 (ONE THOUSAND EIGHT HUNDRED MILLION AMERICAN DOLLARS ONLY), may be used to support the Balance of Payments in accordance with the provisions set forth in subsection c) of the said Article 20.1;

Within the framework of the said authorization, the National Government shall effect an international issue of sovereign bonds to finance the 2004 fiscal year;

This operation has met the requirements set forth in Article 7 of Law No. 28423;

With regard thereto there has been the favorable opinion of the National Directorate for Public Indebtedness and the Juridical General Advice Office of the Ministry for the Economy and Finance;

The General Comptroller’s Office of the Republic has also informed in advance with regard to the said foreign indebtedness operation in application of letter l) of Article 22 of Law No. 27785, Organic Law for the National Control System and the General Comptroller’s Office of the Republic;

In accordance with the provisions of Law No. 28423; and,

The favorable vote of the Council of Ministers:

IT IS HEREBY DECREED:

Article 1: Authorization and characteristics

The international issue of sovereign bonds is hereby authorized for up to the balance of the foreign bonds indebtedness amount set by the Revised Multiannual Macroeconomic Framework applicable to 2005, the characteristics of which shall be as follows:

Issuer	:	The Republic of Peru

Banks Underwriters	:	Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated.

Amount of Issue	:	The amount of the issue shall be determined by Ministerial Resolution from the Ministry for the Economy and Finance issued before, during or when the Bookbuilding process concludes.

Transactions	:	Issue of global bonds expressed in US Dollars.

Issue Mechanism	:	Through a process called Bookbuilding, in which Peru shall establish the spread, coupon, term and price of the new sovereign bond.

Currency	:	US Dollars.

Format	:	Global bonds registered with the (Securities & Exchange Commission - SEC) of the United States of America.

Term / Expiry	:	To be determined when the Bookbuilding process is initiated.

Payment of Coupon	:	Half-yearly with a base of 30/360 days.

List	:	Luxembourg Stock Exchange.

Negotiability	:	Subject to restrictions of the jurisdiction in which they are negotiated.

Main Payment	:	On expiry

Governing Law	:	Laws of the New York State, United States of America.

Article 2: Approval and signing of documents

The Supplementary Prospectus and the contracts deriving from the issue to be carried out pursuant to this legal enactment shall be approved by a Resolution issued by the Ministry for the Economy and Finance; the Director General of the National Directorate for Public Indebtedness of the Ministry for the Economy and Finance being authorized to sign, on behalf of the Republic of Peru, any documents necessary to implement the provisions set forth in this legal regulation or the Ministerial Resolution which may be relevant;

Article 3: Debt Service

The service for the amortization, interest and other expenditure occasioned by the foreign indebtedness operation authorized herein shall be met by the Ministry for the Economy and Finance, charged to the resources which with regard to intersectorial priorities and the aims of the Sector correspond thereto each annual budget for servicing of the public debt.

Article 4: Countersigning

This Supreme Decree shall be countersigned by the President of Council of Ministers and the Minister for the Economy and Finance and shall enter into effect on the day of the publication thereof.

Given at the Government Palace in Lima on the twenty-sixth day of the month of January of the year two thousand and five.

ALEJANDRO TOLEDO

Constitutional President of the Republic

CARLOS FERRERO

President of the Council of Ministers

PEDRO PABLO KUCZYNSKI

Minister for the Economy and Finance

29794-6848/05

EL PERUANO OFFICIAL GAZETTE

Page 285824

Lima, Sunday, January 30, 2005.

Text of Underwriting Agreement to be signed for the implementation of the issue of

sovereign bonds approved and

Ministerial Resolution No. 022-2005-EF/75 amended

MINISTERIAL RESOLUTION

No. 027-2005-EF/75

Lima, January 27, 2005

WHEREAS:

Pursuant to Supreme Decree No. 015-2005-EF/75, the international issue was authorized for sovereign bonds by the Republic of Peru, for up to the balance of the foreign bonds indebtedness amount set by the Revised Multiannual Macroeconomic Framework applicable to 2005;

Article 2 of the said Supreme Decree ordered that the contracts deriving from the issue shall be approved by a Resolution issued by the Ministry for the Economy and Finance; the Director General of the National Directorate for Public Indebtedness of the Ministry for the Economy and Finance being authorized to sign, on behalf of the Republic of Peru, any documents necessary to implement the provisions set forth in the said decree or the Ministerial Resolution which may be relevant;

The Fifteenth Supplementary and Temporary Provision of Law No.28243, Public Sector Indebtedness Law for the Fiscal Year 2005, establishes that in order to facilitate the contracting of financial and specialized legal services linked, direct or indirectly, to the purpose of the said law, the Ministry for the Economy and Finance is exempted from the provisions set forth in the State Acquisitions and Contracting Law, it being authorized to enter into contracts directly, through the National Directorate for Public Indebtedness;

For the said issue the contract denominated “Fiscal Agency Agreement” shall be used, the text of which was approved by Ministerial Resolutions Nos. 031-2003-EF/75, 658-2003-EF/75 and 493-2004-EF/75;

For the implementation of the sovereign bonds issue to be carried out on the international market pursuant to the said Supreme Decree, the text of the contract denominated “Underwriting Agreement” to be signed between the Republic of Peru, Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated, must be approved;

By virtue of the Underwriting Agreement, the above-mentioned banks shall pay, among others, totally or partially as the case may be, the legal expenses incurred by the Republic of Peru in the said issue, for which reason the Ministerial Resolution No. 022-2005-EF/75 should be amended;

In accordance with the provisions of Supreme Decree No. 015-2005-EF;

IT IS HEREBY RESOLVED:

Article 1: To approve the text of the contract denominated “Underwriting Agreement” to be signed between the Republic of Peru, Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated, same which shall constitute a document necessary to implement the issue of sovereign bonds on the international market to be carried out pursuant to Supreme Decree No. 015-2005-EF.

Article 2: To amend Single Article of Ministerial Resolution No. 022-2005-EF/75 as follows:

“Single Article: Delegate to the Director General of the National Directorate for Public Indebtedness representation of the Ministry for the Economy and Finance so that he may sign the corresponding contracts with Allen & Overy LLP of New York, and Estudio Rubio, Leguía, Normand & Asociados SCRL, a Peruvian law office, to provide legal advisory services for the next issue of sovereign bonds referred to in the introduction hereof.

The said contracts shall be paid by Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated for up to the maximum amount of (i) US$10,500.00 plus the General Sales Tax, in the case of the Peruvian legal advisor, and (ii) US$ 65,000.00 in the case of the New York legal advisor. Where applicable, the balance shall be paid with funds from the budgeted provisions of the Ministry for the Economy and Finance.”

File and notify.

PEDRO PABLO KUCZYNSKI G.

Minister for the Economy and Finance

02220

29822-6852/05

EL PERUANO OFFICIAL GAZETTE

Page 285825

Lima, Sunday, January 30, 2005.

Text of supplementary prospectus

corresponding to the issue of

sovereign bonds to be carried under

Supreme Decree No. 015-2005-EF approved

MINISTERIAL RESOLUTION

No. 029-2005-EF/75

Lima, January 27, 2005

WHEREAS:

Pursuant to Supreme Decree No. 015-2005-EF/75, the international issue was authorized for sovereign bonds by the Republic of Peru, for up to the balance of the foreign bonds indebtedness amount set by the Revised Multiannual Macroeconomic Framework applicable to 2005;

Article 2 of the said Supreme Decree ordered that the supplementary prospectus and any contracts deriving from the issue shall be approved by a Resolution issued by the Ministry for the Economy and Finance;

For the implementation of the issue to be carried out under Supreme Decree No. 015-2005-EF, the text of the supplementary prospectus must be approved;

In accordance with the provisions of Supreme Decree No. 015-2005-EF;

IT IS HEREBY RESOLVED:

Single Article: To approve the text of the supplementary prospectus corresponding to the issue of sovereign bonds to be carried out under Supreme Decree No. 015-2005-EF.

File and notify.

PEDRO PABLO KUCZYNSKI G.

Minister for the Economy and Finance

02221

29833-6857/05

EL PERUANO OFFICIAL GAZETTE

Page 285825

Lima, Sunday, January 30, 2005.

Amount of sovereign bonds issue

to be carried under

Supreme Decree No. 015-2005-EF determined

MINISTERIAL RESOLUTION

No. 030-2005-EF/75

Lima, January 27, 2005

WHEREAS:

Pursuant to Supreme Decree No. 015-2005-EF/75, the international issue was authorized for sovereign bonds by the Republic of Peru, for up to the balance of the foreign bonds indebtedness amount set by the Revised Multiannual Macroeconomic Framework applicable to 2005;

Article 1 of the said Supreme Decree orders, among other things, that the issue amount shall be determined by a Ministerial Resolution issued by the Ministry for the Economy and Finance;

In accordance with the provisions of Supreme Decree No. 015-2005-EF;

IT IS HEREBY RESOLVED:

Single Article: Determine that the amount of the issue for sovereign bonds to be carried out pursuant to Supreme Decree No. 015-2005-EF, shall be US$400,000,000.00 (FOUR HUNDRED MILLION AMERICAN DOLLARS ONLY).

File and notify.

PEDRO PABLO KUCZYNSKI G.

Minister for the Economy and Finance

02222